SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 24, 2017

Derma Sciences, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-31070	23-2328753
(State or other jurisdiction	(Commission	(IRS employer
of incorporation)	File Number)	identification number)

214 Carnegie Center, Suite 300

Princeton, NJ  08540

(609) 514-4744

(Address including zip code and telephone

number, of principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)	Compensatory Arrangements of Certain Officers.

On January 24, 2017, based upon the recommendation of the Board of Directors (the “Board”) of Derma Sciences, Inc., a Delaware corporation (the “Company”), the Compensation Committee of the Board (the “Committee”) ratified the future payment of certain transaction and retention bonuses to the Company’s executive officers, which are contemplated in connection with the previously announced Agreement and Plan of Merger, dated as of January 10, 2017, (the “Merger Agreement”) by and among the Company, Integra LifeSciences Holdings Corporation, a Delaware corporation, (“Integra”) and Integra Derma, Inc., a Delaware corporation and indirect wholly-owned subsidiary of Integra, as follows: (i) a transaction bonus for Stephen T. Wills, Executive Chairman of the Company, in an amount not to exceed $1,200,000, less the amount of an expected $200,000 bonus to be paid in February 2017 to Mr. Wills in respect of services provided during 2016; and (ii) a transaction and retention bonus pool in an amount not to exceed $750,000 to be allocated to the executive and management team of the Company, other than Mr. Wills. The individual executive officers eligible to receive any such bonus (other than Mr. Wills), the amount of bonuses allocated to any individual executive officer, and the terms and conditions applicable to any individual executive officer’s bonus will be subject to the prior written consent of Integra.

Additionally, on January 24, 2017, based upon the recommendation of the Board, the Committee ratified the future payment of cash bonuses to non-executive members of the Board, not to exceed $450,000 in the aggregate, and 50% of which will be paid upon the Effective Time of the merger pursuant to the terms of the Merger Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DERMA SCIENCES, INC.

	By:	/s/ John E. Yetter
John E. Yetter, CPA
Executive Vice President, Finance and Chief Financial Officer

January 25, 2017